Exhibit 23.7
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     Ryder Scott Company, L.P. hereby consents to the reference to it under “Experts—Apache” and to the use of its name and information from its reports regarding estimated proved reserves of Apache Corporation and future income attributable to those reserves and their present value as of December 31, 2009, 2008 and 2007 in this Amendment No. 4 to the Form S-4 registration statement being filed on even date herewith (this “Form S-4”).
     Ryder Scott Company, L.P. hereby consents to the incorporation by reference into this Amendment No. 4 to the Form S-4 of information from its report regarding estimated proved reserves and future income attributable to those reserves and their present value as of December 31, 2009, included in Apache Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

Houston, Texas
September 28, 2010